Exhibit 99.2
Acquisition of George Washington Savings Bank in an FDIC-Assisted Transaction February 19, 2010

Forward Looking Statements This presentation contains forward-looking statements relating to the financial condition, results of operations and business of FirstMerit Corporation. Actual results could differ materially from those indicated. Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the Company's business, competitive pressures, general economic conditions and the risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. FirstMerit undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this presentation.

George Washington Acquisition Low risk transaction Integration started immediately Financially attractive to FirstMerit shareholders Modest impact on capital Expands market presence in the Chicago metropolitan area Positions FirstMerit for further FDIC-assisted acquisitions

Builds on Strong Entry Platform in Chicago MSA Expands Chicago MSA presence with 4 branches, in line with our growth strategy First Banks George Washington

Transaction Overview FDIC-assisted whole bank purchase and assumption transaction with loss share FirstMerit Bank received certain assets and certain liabilities from the FDIC as receiver of George Washington Savings Bank of Orland Park, IL No holding company assets or liabilities acquired Purchased approximately $420 million of assets, including $330 million of loans Assumed approximately $393 million of deposits Loans subject to a loss-sharing agreement with the FDIC All approvals received Announced and Closed February 19, 2010 Note: Amounts based on interim financial statements, subject to final closing balances

Transaction Rationale Locations conducive to a targeted commercial banking strategy Bolsters FirstMerit's position in the Chicago metropolitan area Complementary branch footprint with First Banks Increases FMER's deposit ranking from #33 to #28 Low risk transaction - FDIC loss sharing provides protection FDIC assumes 80% of losses up to $172 million and 95% thereafter If losses are less than expected, some of our upside could be shared with the FDIC Core deposits provide additional liquidity Financially attractive - accretive to operating earnings immediately Modest impact to capital Positions FirstMerit for further acquisitions in the Chicago area

Integration Has Already Begun Integration of George Washington Savings Bank coincides with closing of First Banks branch acquisition Seamless transition anticipated George Washington Savings Bank will open for business as usual FirstMerit representatives in each branch FirstMerit management has formed a dedicated team to lead the integration process for both transactions Branch integration Credit risk management

Summary Low risk transaction Integration started immediately Financially attractive to FirstMerit shareholders Modest impact on capital Expands market presence in the Chicago metropolitan area Positions FirstMerit for further FDIC-assisted acquisitions

Acquisition of George Washington Savings Bank in an FDIC-Assisted Transaction February 19, 2010